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                                                                    EXHIBIT 99.1

CAM COMMERCE SOLUTIONS
17520 Newhope Street
Fountain Valley, CA  92708

                CAM COMPLETES FUNDING IN EQUITY PRIVATE PLACEMENT

FOR IMMEDIATE RELEASE JULY 18, 2000
CONTACT: MATHEW HAYDEN, PRESIDENT
         HAYDEN COMMUNICATIONS
         843-272-4653


(FOUNTAIN VALLEY, CA) CAM Commerce Solutions, Inc. (NASDAQ:CADA), formerly CAM Data Systems, Inc., today announced that the $8 million private placement of common stock first announced on March 28, 2000 has been completed per the original agreement. Anegada Fund, Ltd., Tonga Partners, L.P. and The Cuttyhunk Fund Limited purchased the final $2 million of common stock and related warrants. As a result of the completion of the financing the company currently has approximately $12.5 million in cash or $4.15 per share in cash which it intends to use part of to more aggressively grow its customer base and enhance its market position

ABOUT CAM COMMERCE SOLUTIONS

CAM Commerce Solutions (formerly CAM Data Systems, Inc.), provides total commerce solutions for traditional as well as web retailers that are based on the company's open architecture software products for managing inventory, point of sale, sales transaction processing, and accounting. These solutions often include hardware, installation, training, service, and consulting provided by the Company. You can visit CAM Commerce Solutions at www.camcommerce.com

IMPORTANT INFORMATION

The statements made in this press release could be forward looking statements based on expectations that involve a number of risks and uncertainties. The factors that could cause actual results to differ materially include the following: economic conditions; competitive factors and pricing pressures; changes in product mix; technological developments affecting the company's operations, market, products; and other factors discussed in the company's filings with the Securities and Exchange Commission.